Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 033-63299, No. 03355695, No. 333-93345 and No. 333-140103 on Form S-8 and No. 333-67594 and No. 333-11221 on Form S-3 of our reports dated August 11, 2009, relating to the 2009 consolidated financial statements of The Marcus Corporation, and the effectiveness of The Marcus Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Marcus Corporation for the year ended May 28, 2009.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
August 11, 2009